Exhibit 10.10

FOURTH AMENDMENT

THIS FOURTH AMENDMENT (the “Amendment”) is made and entered into as of the 29th day of May, 2003, by and between EOP-INDUSTRIAL PORTFOLIO, L.L.C., a Delaware limited liability company (“Landlord”), and METABOLEX, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to Spieker Properties, L.P., a California limited partnership, successor in interest to Spieker-Singleton #87, a California limited partnership) and Tenant (as successor in interest to Transplantation Technology, Inc., a Delaware corporation and Metabolex, Inc., a California corporation) are parties to that certain lease dated February 18, 1992 (the “Original Lease”), which Original Lease has been previously amended by that certain Amendment Number One dated October 8, 1996 (the “First Amendment”), that certain Amendment Number Two dated November 20, 1996 (the “Second Amendment”) and that certain Amendment Number Three dated May 27, 1998 (the “Third Amendment”). The Original Lease, the First Amendment, the Second Amendment and the Third Amendment are referred to collectively herein as the “Lease”. Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 35,172 rentable square feet (the “Premises”) described as 3872-3876 Bay Center Place located in the building commonly known as Building D (the “Building”) in the project commonly known as Bay Center II Business Park, Hayward, California (the “Project”).

B.	The Lease by its terms shall expire on June 30, 2003 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Extension. The Term of the Lease is hereby extended for a period of 84 months and shall expire on June 30, 2010 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

II.	Base Rent. As of the Extension Date, the schedule of Base Rent payable with respect to the Premises during the Extended Term is the following:

Period	Annual Rate Per Square Foot	Monthly Base Rent
7/01/03-6/30/04	$9.54	$27,961.74
7/01/04-6/30/05	$9.83	$28,811.73
7/01/05-6/30/06	$10.12	$29,661.72
7/01/06-6/30/07	$10.42	$30,541.02
7/01/07-6/30/08	$10.74	$31,478.94
7/01/08-6/30/09	$11.06	$32,416.86
7/01/09-6/30/10	$11.39	$33,384.09

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

III.	Additional Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $5,000.00 which is added to and becomes part of the Security Deposit held by Landlord as provided under Paragraph 19 of the Original Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease, as amended hereby, by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $28,000.00 to $33,000.00.

IV.	Basic Operating Cost. For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Basic Operating Cost in accordance with the terms of the Lease, as amended hereby. Tenant’s Proportionate Share of the monthly estimated Basic Operating Cost (as more fully described in, and subject to adjustment pursuant to, Paragraph 7 of the Original Lease) for calendar year 2003 is estimated to be $8,793.00 per month.

V.	Improvements to Premises.

A.	Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

B.	Responsibility for Improvements to Premises. Tenant may perform improvements to the Premises in accordance with the Work Letter attached hereto as Exhibit A and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit A.

VI.	Renewal Option.

A.	Grant of Option; Conditions. Tenant shall have the right to extend the Extended Term (the “Renewal Option”) for one additional period of 5 years commencing on the day following the Extended Termination Date of the Extended Term and ending on the 5th anniversary of the Extended Termination Date (the “Renewal Term”), if:

1.	Landlord receives notice of exercise (“Initial Renewal Notice”) not less than 9 full calendar months prior to the expiration of the Extended Term and not more than 15 full calendar months prior to the expiration of the Extended Term; and

2.	Tenant is not in default under the Lease, as amended hereby, beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

3.	No part of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Section IX.D of this Amendment) at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

4.	The Lease has not been assigned (other than pursuant to a Permitted Transfer, as defined in Section IX.D of this Amendment) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

B.	Terms Applicable to Premises During Renewal Term.

1.	The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Paragraph 6 of the Original Lease.

2.	Tenant shall pay Basic Operating Cost for the Premises during the Renewal Term in accordance with Paragraph 7 of the Original Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s Proportionate Share of Basic Operating Cost shall be a factor considered in determining the Prevailing Market rate for the Renewal Term.

C.

Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. Upon agreement, Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within 60 days after the date on which Tenant provides Landlord with a Rejection Notice, Tenant’s Renewal Option shall be null and void and of no force and effect.

D.	Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Extended Term, Extended Termination Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

E.	Definition of Prevailing Market. For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Project and buildings comparable to the Building in the Hayward industrial area. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease, as amended hereby, and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease, as amended hereby.

VII.	Right of First Offer.

A.	Grant of Option; Conditions. Tenant shall have the one time right of first offer (the “Right of First Offer”) with respect to the 6,248 rentable square feet known as 3880 Bay Center Place, Hayward, California in the Building as shown on the demising plan attached hereto as Exhibit B (the “Offering Space”). Tenant’s Right of First Offer shall be exercised as follows: at any time after Landlord has determined that the existing tenant in the Offering Space will not extend or renew the term of its lease for the Offering Space (but prior to leasing such Offering Space to a party other than the existing tenant), Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease the Offering Space to Tenant for the remainder of the Extended Term, which terms shall reflect the Prevailing Market (hereinafter defined) rate for such Offering Space as reasonably determined by Landlord. Tenant may lease such Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within 10 business days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if:

1.	Tenant is in default under the Lease, as amended hereby, beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or

2.	the Premises, or any portion thereof, is sublet (other than pursuant to a Permitted Transfer, as defined in Section IX.D of this Amendment) at the time Landlord would otherwise deliver the Advice; or

3.	the Lease has been assigned (other than pursuant to a Permitted Transfer, as defined in Section IX.D of this Amendment) prior to the date Landlord would otherwise deliver the Advice; or

4.	Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice; or

5.	the Offering Space is not intended for the exclusive use of Tenant during the Extended Term; or

6.	the existing tenant in the Offering Space is interested in extending or renewing its lease for the Offering Space or entering into a new lease for such Offering Space. Notwithstanding the foregoing, if Tenant was entitled to exercise its Right of First Offer, and Landlord and such existing tenant do not extend or renew such tenant’s lease of the Offering Space, Tenant shall once again have a Right of First Offer with respect to such Offering Space.

B.	Terms for Offering Space.

1.	The term for the Offering Space shall commence upon the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease, as amended hereby, shall apply to the Offering Space.

2.	Tenant shall pay Base Rent and Basic Operating Cost for the Offering Space in accordance with the terms and conditions of the Advice, which terms and conditions shall reflect the Prevailing Market rate for the Offering Space as determined in Landlord’s reasonable judgment.

3.	The Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, unless the Advice specifies any work to be performed by Landlord in the Offering Space, in which case Landlord shall perform such work in the Offering Space. If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party. If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party 90 days or more beyond the date the term for such Offering Space was to commence, Tenant shall have the right to terminate Tenant’s lease of the Offering Space only by delivering 10 days’ written notice of such termination to Landlord.

C.	Termination of Right of First Offer. The rights of Tenant hereunder with respect to the Offering Space shall terminate on the earlier to occur of: (i) June 30, 2010; (ii) Tenant’s failure to exercise its Right of First Offer within the 10 business day period provided in Section A above; and (iii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Section A above. If Tenant fails to exercise its Right of First Offer within the 10 business day period provided in Section A above, then, provided that Tenant was not in violation of one or more of the conditions set forth in Section A above, Landlord shall maintain a “relocation of premises” right in every lease with any new tenant for any portion of the Offering Space that it enters into during the Extended Term.

D.	Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Proportionate Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

E.

Definition of Prevailing Market. For purposes of this Right of First Offer provision, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the Offering Space in the Project and buildings comparable to the Building in the Hayward industrial area under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for materially less than the lease term of the Offering Space, (ii) the space is not similarly encumbered or unencumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

VIII.	Acceleration Options.

A.	Tenant shall have the right (an “Acceleration Option”) to accelerate the Extended Termination Date (“First Acceleration Option”), with respect to the entire Premises only, from June 30, 2010 to an “Accelerated Termination Date” of February 1, 2004 (the “First Accelerated Termination Date”), if:

1.	Tenant is not in default under the Lease, as amended hereby, at the date Tenant provides Landlord with the applicable acceleration notice (an “Acceleration Notice”); and

2.	no part of the Premises is sublet for a term extending past the First Accelerated Termination Date; and

3.	the Lease has not been assigned, other than pursuant to a Permitted Transfer (as defined in Paragraph 21 of the Original Lease, as amended by Section IX.D of this Amendment); and

4.	Landlord receives notice of acceleration (“Acceleration Notice”) not later than August 1, 2003; and

5	As of the date Tenant provides Landlord with the Acceleration Notice, Tenant shall have failed to close additional financing and/or funding in an effective aggregate amount at least equal to $11,000,000.00 (collectively, the “Requisite Financing”), as evidenced by third-party documentation or such other evidence or documentation reasonably satisfactory to Landlord. Tenant shall use all commercially reasonable efforts to secure the Requisite Financing. Without limiting Landlord’s rights pursuant to Paragraph 17 of the Original Lease, Landlord shall have the additional right from time to time during the Extended Term through and including the First Accelerated Termination Date to reasonably request financial statements or any other information evidencing Tenant’s financial status and/or the status of Tenant’s efforts to secure the Requisite Financing.

B.	If Tenant exercises its First Acceleration Option, Tenant, simultaneously with delivery of the applicable Acceleration Notice shall pay to Landlord the sum of $80,000.00 (collectively, the “First Option Acceleration Fee”) as an “Acceleration Fee” in connection with the acceleration of the Extended Termination Date pursuant to the First Acceleration Option and not as a penalty, provided that the First Option Acceleration Fee shall be increased by an amount equal to the unamortized portion of any concessions, commissions, allowances or other expenses incurred by Landlord in connection with any additional space leased by Tenant that is subject to acceleration hereunder. Tenant shall remain liable for all Base Rent, Basic Operating Cost and other sums due under the Lease, as amended hereby, up to and including the First Accelerated Termination Date even though billings for such may occur subsequent to the First Accelerated Termination Date.

C.	If Tenant does not exercise the First Acceleration Option pursuant to the provisions of Sections A and B above, Tenant shall have the right to accelerate the Extended Termination Date (“Second Acceleration Option”), with respect to the entire Premises only, from June 30, 2010 to May 31, 2008 (the “Second Accelerated Termination Date”), if:

1.	Tenant is not in default under the Lease, as amended hereby, at the date Tenant provides Landlord with the applicable Acceleration Notice; and

2.	no part of the Premises is sublet for a term extending past the Second Accelerated Termination Date; and

3.	the Lease has not been assigned, other than pursuant to a Permitted Transfer (as defined in Paragraph 21 of the Original Lease, as amended by Section IX.D of this Amendment); and

4.	Landlord receives an Acceleration Notice not later than August 31, 2007.

D.	If Tenant exercises its Second Acceleration Option, Tenant, simultaneously with delivery of the applicable Acceleration Notice shall pay to Landlord the sum of $330,000.00 (the “Second Option Acceleration Fee”) as an Acceleration Fee in connection with the acceleration of the Extended Termination Date and not as a penalty, provided that the Second Option Acceleration Fee shall be increased by an amount equal to the unamortized portion of any concessions, commissions, allowances or other expenses incurred by Landlord in connection with any additional space leased by Tenant that is subject to acceleration hereunder. Tenant shall remain liable for all Base Rent, Basic Operating Cost and other sums due under the Lease, as amended hereby, up to and including the Second Accelerated Termination Date even though billings for such may occur subsequent to the Second Accelerated Termination Date.

E.	If Tenant, subsequent to providing Landlord with an Acceleration Notice, commits a monetary or material non-monetary default, beyond any applicable notice and cure period, of any of the provisions of the Lease, as amended hereby (including, without limitation, a failure to pay any installment of the First Option Acceleration Fee or the Second Option Acceleration Fee, as applicable, due hereunder), Landlord, at its option, may (i) declare Tenant’s exercise of the applicable Acceleration Option to be null and void, and any applicable Acceleration Fee paid to Landlord shall be returned to Tenant, after first applying such applicable Acceleration Fee against any past due Rent under the Lease, as amended hereby, or (ii) continue to honor Tenant’s exercise of its applicable Acceleration Option, in which case, Tenant shall remain liable for the payment of the applicable Acceleration Fee and for all Base Rent, Basic Operating Cost and other sums due under the Lease, as amended hereby, up to and including the applicable Accelerated Termination Date even though billings for such may occur subsequent to the applicable Accelerated Termination Date.

F.	As of the date Tenant provides Landlord with an Acceleration Notice, any unexercised rights or options of Tenant to renew the Extended Term or to expand the Premises (whether expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), and any outstanding tenant improvement allowance not claimed and properly utilized by Tenant in accordance with the Lease, as amended hereby, as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

IX.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment, the Lease shall be amended in the following additional respects:

A.	Address of Landlord. The Address of Landlord set forth in the Basic Lease Information of the Original Lease is hereby deleted in its entirety and replaced with the following:

“ADDRESS OF LANDLORD:

EOP-Industrial Portfolio, L.L.C.	With a copy to:
c/o Harvest Properties, Inc.	Equity Office
2200 Powell Street, Suite 210	Two North Riverside Plaza, Suite 2100
Emeryville, California 94608	Chicago, Illinois 60606
Attention: Property Manager	Attention; Regional Counsel – San Jose Region

And a copy to:
Equity Office Management, L.L.C.
1390 Willow Pass Road, Suite 1020
Concord, California
Attention: MD-PM

Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord.”

B.	Occupancy Density. The Occupancy Density set forth in the Basic Lease Information of the Original Lease is hereby modified to be 4 people per 1,000 rentable square feet, subject, however, to the provisions of Paragraph 4 of the Original Lease, including, without limitation, the provisions of Paragraph 4.C of the Original Lease.

C.	Alterations. Tenant shall not be required to remove any alterations in or about the Premises existing as of the date of this Amendment. Further, Tenant, at the time it requests approval for a proposed alteration or addition to the Premises, may request in writing that Landlord advise Tenant whether the alteration or addition or any portion thereof will be required to be removed and the Premises restored to its original condition. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the alteration or addition, if any, will be required to be so removed and the Premises restored to its original condition.

D.	Assignment and Subletting. Paragraph 21 of the Original Lease is hereby amended to add the following provision:

“G. So long as Tenant is not entering into the Permitted Transfer for the purpose of avoiding or otherwise circumventing the remaining terms of this Paragraph 21, Tenant may assign its entire interest under this Lease, without the consent of Landlord, to (i) an affiliate, subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly owned by Tenant (collectively, an “Affiliated Party”), or (ii) a successor to Tenant by purchase, merger, consolidation or reorganization, provided that all of the following conditions are satisfied (each such Transfer a “Permitted Transfer”): (1) Tenant is not in default under this Lease; (2) the Permitted Use does not allow the Premises to be used for retail purposes; (3) Tenant shall give Landlord written notice at least 10 business days prior to the effective date of the proposed Permitted Transfer (provided that if Tenant is restricted from disclosing any particular information with respect to the proposed Permitted Transfer by any applicable Securities and Exchange Commission requirements, or any applicable Federal or State securities laws (collectively, the “Securities Regulations”), then Tenant’s written notice to Landlord shall contain all relevant information regarding the proposed Permitted Transfer to the extent the disclosure of such information is not restricted by the Securities Regulations); (4) with respect to a proposed Permitted Transfer to an Affiliated Party, Tenant continues to have a net worth equal to or greater than Tenant’s net worth at the date of this Lease; and (5) with respect to a purchase, merger, consolidation or reorganization or any Permitted Transfer which results in Tenant ceasing to exist as a separate legal entity, (a) Tenant’s successor shall own all or substantially all of the assets of Tenant, and (b) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. As used herein, (A) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (B) “subsidiary” shall mean an entity wholly owned by Tenant or at least 51% of whose voting equity is owned by Tenant; and (C) “affiliate” shall mean an entity controlled, controlling or under common control with Tenant. Notwithstanding the foregoing, if any parent, affiliate or subsidiary to which this Lease has been assigned or transferred subsequently sells or transfers its voting equity or its interest under this Lease other than to another parent, subsidiary or affiliate of the original Tenant named hereunder, such sale or transfer shall be deemed to be a Transfer requiring the consent of Landlord hereunder.”

E.	Remedies Upon Default. Without limitation of the provisions set forth in Paragraph 26 of the Original Lease, Landlord may employ the remedy described in California Civil Code § 1951.4 (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

F.	Notices. Paragraph 31 of the Original Lease is hereby modified to include the phrase “or sent by overnight or same day courier service” after the phrase “certified or registered”.

G.	Waivers. Without limiting the waivers set forth in the Lease, Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, Section 1942 (Repairs and Alterations) and 1932(2) (Casualty) of the California Civil Code, and Section 1265.130 (Condemnation) of the California Code of Civil Procedure, or any similar or successor laws now or hereinafter in effect.

TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THE LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANTS BREACH. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THE LEASE.

H.	Deletions. The following provisions are hereby deleted in their entireties and are of no further force and effect: Paragraphs 39 (First Right of Refusal) and 40 (Renewal Option) of the Original Lease; Paragraphs 4 (Tenant Improvements), 5 (Prior Right of Refusal) and 6 (Renewal Option) of the Second Amendment; and Paragraphs 5 (Tenant Improvements), 9 (Warranty), 11 (Prior Right of Refusal) and 12 (Renewal Option) of the Third Amendment.

X.	Miscellaneous.

A.	This Amendment, and Exhibit A and Exhibit B attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Cornish & Carey. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no other broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

Harvest Properties, Inc., a California corporation (“Harvest”) represents only the Landlord in this transaction. Any assistance rendered by any agent or employee of Harvest in connection with this Agreement or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

G.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-INDUSTRIAL PORTFOLIO, L.L.C., a Delaware limited liability company

By:	EOP-Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

		By:	/s/ Mark Geisreiter

		Name:	Mark Geisreiter

		Title:	Regional Senior Vice President

TENANT:

METABOLEX, INC., a Delaware corporation

By:	/s/ Harold Van Wart

Name:	HAROLD VAN WART

Title:	PRESIDENT and CEO